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                                                                   EXHIBIT 10.6

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                           FIRST AMENDED AND RESTATED
                        REVOLVING CREDIT LOAN AGREEMENT

                                 BY AND BETWEEN

                               THOMAS GROUP, INC.

                                      AND

                              COMERICA BANK-TEXAS

                                     AS OF

                                DECEMBER 4, 1996

                                 $20,000,000.00


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                           FIRST AMENDED AND RESTATED
                        REVOLVING CREDIT LOAN AGREEMENT


         This FIRST AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT (this "AGREEMENT"), dated as of December 4, 1996, is among THOMAS GROUP, INC., a Delaware corporation and COMERICA BANK-TEXAS, a Texas banking association ("LENDER").

                                   RECITALS:

         The Borrower (as defined herein) has requested that the Lender modify and increase its existing credit facility so as to extend credit to the Borrower in the form of revolving credit advances in an aggregate principal amount not to exceed $20,000,000.00.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Borrower and the Lender hereby agree as follows:

SECTION 1.         DEFINITIONS

         1.1. Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

                   "ADJUSTED LIBOR RATE" shall mean, for any LIBOR Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be equal to the LIBOR Rate for such LIBOR Advance for such Interest Period divided by 1 minus the Reserve Requirement for such LIBOR Advance for such Interest Period.

                   "ADVANCE" shall mean a Loan or an advance of funds by the Lender to the Borrower pursuant to this Agreement.

                   "ADVANCE REQUEST FORM" shall mean a certificate, in the form approved by the Lender, properly completed and signed by the Borrower requesting an Advance.

                   "AGREEMENT" shall mean this First Amended and Restated Revolving Credit Loan Agreement, which shall supersede in all respects that certain Revolving Credit Loan Agreement dated as of January 4, 1994, as amended prior to this date.

                   "APPLICABLE RATE" shall mean: (a) during the period that an Advance is a Prime Rate Advance, the Prime Rate; (b) during the period that an Advance is a LIBOR Advance, the Adjusted LIBOR Rate plus the Margin; and (c) during the period that an Advance is a Cost of Funds Advance, the Cost of Funds Rate plus the Margin.





CREDIT AGREEMENT - Page 1
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                   "ASSESSMENT RATE" shall mean, at any time, the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) then charged by the Federal Deposit Insurance Corporation (or any successor) to the Lender for deposit insurance for Dollar time deposits with the Lender at its principal office in Dallas, Texas as determined by the Lender.

                   "AUTHORIZED OFFICER" shall mean each officer of the Borrower who has been authorized by the Borrower to request Loans hereunder and who has been furnished by the Borrower with the Security Code. The Borrower shall provide the Lender with a list of Authorized Officers.

                   "BANKRUPTCY CODE" shall mean Title 11 of the United States Code, as amended, or any successor act or code.

                   "BORROWER" shall mean collectively, Thomas Group, Inc., a Delaware corporation, and each of the Constituent Entities.

                   "BUSINESS DAY" shall mean each day on which the Lender is open to carry on its normal commercial lending business.

                   "CAPITALIZED SOFTWARE COST" shall mean the total capitalized cost (net of accumulated amortization) associated with development of software in accordance with GAAP.

                   "COMMITMENT" shall mean the Revolving Credit Commitment.

                   "CONTINUE," "CONTINUATION" and "CONTINUED" shall refer to the continuation pursuant to Section 4.3 of a LIBOR Advance as a LIBOR Advance from one Interest Period to the next Interest Period.

                   "CONTRACT RATE" shall mean, as of any date of determination, the Applicable Rate.

                   "COST OF FUNDS ADVANCES" shall mean Advances the interest rates on which are determined on the basis of the rates referred to in the definition of "Cost of Funds Rate" in this Section 1.1.

                   "COST OF FUNDS RATE" shall mean the annual rate of interest determined by the lender in its sole discretion at the time of any Cost of Funds Rate Advance to be the cost to Lender of obtaining time deposits of a one-year maturity or more, as requested by the Borrower. The Lender will advise the Borrower of each determination of the Cost of Funds Rate before the time of any such Advance.

                   "CONVERT," "CONVERSION" and "CONVERTED" shall refer to a conversion pursuant to Section 4.3 of one Type of Advance into another Type of Advance.





CREDIT AGREEMENT - Page 2
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                   "CURRENT RATIO" shall mean, as computed in accordance with
         GAAP, the quotient of the Borrower's current assets divided by the Borrower's current liabilities.

                   "DEBT" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as balance sheet liabilities in accordance with GAAP.

                   "DEBT RATIO" shall mean, at any particular time, the ratio resulting as the quotient of (a) the Debt divided by (b) the Tangible Net Worth.

                   "DEFAULT" shall mean a condition or event which, with the giving of notice or the passage of time, or both, would result in an Event of Default.

                   "DEFAULT RATE" shall mean the lesser of (i) the sum of the Prime Rate in effect from day to day plus four percent (4%), or (ii) the Maximum Legal Rate.

                   "EARNINGS TO INTEREST EXPENSE RATIO" shall mean the quotient of the Borrower's EBITDA for the previous four calendar quarters divided by the Borrower's Net Interest Expense for the same period.

                   "EBITDA" shall mean at any time, and for the previous four calendar quarters then ending as computed in accordance with GAAP, (a) the sum of the Borrower's consolidated net income, plus interest expense, taxes, depreciation and amortization expense for the same period, excluding (b) any gain or loss from the sale of any capital assets.

                   "ENVIRONMENTAL LAWS" shall mean any and all federal, state, and local laws, regulations, and requirements pertaining to the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. 651 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. et seq., and all similar laws, regulations, and requirements of any governmental authority or agency having jurisdiction over Borrower or any of its properties or assets, as such laws, regulations, and requirements may be amended or supplemented from time to time.

                   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

                   "EVENT OF DEFAULT" shall mean any of those conditions or events listed in Section 11.1 of this Agreement.





CREDIT AGREEMENT - Page 3
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                   "FINANCIAL STATEMENTS" shall mean all those balance sheets, earnings statements and other financial data which have been furnished or will be furnished to the Lender for the purpose of, or in connection with, this Agreement and the transactions contemplated hereby.

                   "FINANCING STATEMENTS" shall mean UCC financing statements describing the Lender as secured party and any of the companies making up the Borrower as debtor, covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices as the Lender shall reasonably deem necessary or advisable.

                   "FUNDED DEBT" shall mean all Debt (excluding Subordinated
         Debt), as computed in accordance with GAAP, excluding accruals, trade payables and deferred tax liabilities, and including Judgments which in the aggregate exceed $25,000.

                   "FUNDED DEBT-TO-EARNINGS RATIO" shall mean, at any particular time, the quotient of the Borrower's Funded Debt divided by EBITDA.

                   "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date hereof except as otherwise agreed by the Borrower and the Lender.

                   "GUARANTORS" shall mean each of the entities identified as a guarantor on the signature page to this Agreement, each such entity being a Guarantor for all purposes of this Agreement.

                   "GUARANTY" shall mean a guaranty in the form of Exhibit B attached hereto; any Guarantors who have not previously executed a Guaranty shall do so simultaneously with the execution of this Agreement.

                   "HAZARDOUS SUBSTANCE" shall mean any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

                   "INDEBTEDNESS" shall mean all loans, advances and indebtedness of the Borrower to the Lender under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of the Borrower to the Lender, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

                   "INTEREST PERIOD" shall mean:

                               (a) With respect to Prime Rate Advances, each period commencing on the date such Advances are made or Converted from LIBOR Advances and ending on the date of payment or Conversion of such Advances.





CREDIT AGREEMENT - Page 4
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                               (b)         With respect to any LIBOR Advances,
                   each period commencing on the date such Advances are made or Converted from Prime Rate Advances or, in the case of each subsequent, successive Interest Period applicable to a LIBOR Advance, the last day of the next preceding Interest Period with respect to such Advance, and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in this Agreement, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

                               (c)         With respect to Cost of Funds
                   Advances, each period commencing on the date such Advances are made or Converted from Prime Rate Advances and ending on the last day of the period relating to each respective Cost of Funds Advance.

         Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for LIBOR Advances if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the Termination Date shall end on the Termination Date; (c) no more than five (5) Interest Periods shall be in effect at the same time for any Revolving Loan; (d) no Interest Period for any LIBOR Advances shall have a duration of less than one (1) month; and (e) no Interest Period may extend beyond a principal repayment date unless, after giving effect thereto, the aggregate principal amount of the LIBOR Advances having Interest Periods that end after such principal payment date shall be equal to or less than the Advances to be outstanding hereunder after such principal repayment date.

                   "JUDGMENTS" shall mean any judgment or decree against the Borrower or any Guarantor which has or have become nonappealable and which remains undischarged, unsatisfied by insurance and/or unstayed for more than 30 days; also included shall be any writ of attachment or garnishment against the property of the Borrower or any Guarantor in any action(s) claiming more than $25,000 in the aggregate, which in the time allowed by applicable law is neither released nor stayed nor appealed nor bonded in a manner satisfactory to the Lender.

                   "LENDER" shall mean Comerica Bank-Texas, a Texas banking association.

                   "LETTER OF CREDIT" shall mean any letter of credit issued by the Lender for the account of the Borrower under this Agreement and which, (i) in the case of commercial letters of credit, shall have respective expirations not to exceed 90 days from date of issue, and
         (ii) in the case of standby letters of credit, shall have respective expirations not to exceed 365 days from date of issue, and (iii) in the aggregate, as to all issued and





CREDIT AGREEMENT - Page 5
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         outstanding letters of credit (and all drawn and unpaid letters of credit) do not exceed $2,000,000.

                   "LIBOR ADVANCES" shall mean Advances the interest rates on which are determined on the basis of the rates referred to in the definition of "Adjusted LIBOR Rate" in this Section 1.1.

                   "LIBOR RATE" shall mean, for any LIBOR Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted by the Lender at approximately 11:00 A.M. Dallas time (or as soon thereafter as practicable) one Business Day prior to the first day of such Interest period for the offering by the Lender to leading banks in the London interbank market of Dollar deposits in immediately available funds having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Advance to which such Interest Period relates.

                   "LOAN" shall mean a loan or Advance of funds by the Lender pursuant to this Agreement.

                   "LOAN DOCUMENTS" shall mean this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties and other instruments, documents, and agreements executed in connection with this Agreement, as such instruments, documents and agreements may be amended, modified, renewed, extended or supplemented from time to time. "LOAN DOCUMENT" shall mean any one of the Loan Documents.

                   "MARGIN" shall mean an annual percentage rate which is dependent upon the Funded Debt Ratio, changing at such times as provided in this Agreement, and being determined as follows:

                               Funded Debt Ratio                    Margin
                               -----------------                    ------
                   o   greater than 1.5 to 1.0                          2%
                   o   less than or equal to 1.5 to 1.0,
                       but greater than 0.50 to 1.0                   1.5%
                   o   less than or equal to 0.5 to 1.0               1.0%

                   "MAXIMUM LEGAL RATE" shall have the meaning specified in
         Section 4.5 of this Agreement.

                   "NET INTEREST EXPENSE" shall mean at any time the Borrower's interest expense for the immediately preceding twelve-month period, net of interest income for the same period.

                   "NOTE" shall mean the Revolving Credit Note.





CREDIT AGREEMENT - Page 6
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                   "PBGC" shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

                   "PERMITTED LIENS" shall mean:

                               (a)          Liens and encumbrances in favor of
                   the Lender;

                               (b)         Liens for taxes, assessments or
                   other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and for which adequate reserves have been established as reflected by the balance sheet of the Borrower at the time thereof;

                               (c)         Liens of mechanics, materialmen,
                   carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                               (d) Encumbrances consisting of zoning restrictions, rights-of-way, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrower or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

                               (e) Existing liens described as a part of Schedule 8.5 attached hereto;

                               (f) Purchase money liens not to exceed $1,000,000 in the aggregate at any time;

                               (g) Liens upon assets which are acquired by the Borrower pursuant to the provisions of Section 10.1, so long as such liens do not extend to any assets other than those acquired and so long as such liens do not extend to any other entity affiliated with the Borrower.

                   "PERSON" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency or other entity.

                   "PRIME RATE" shall mean that annual rate of interest designated by the Lender as its prime rate and which is changed by the Lender from time to time. The Prime Rate may not necessarily be the lowest rate charged by the Lender.





CREDIT AGREEMENT - Page 7
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                   "PRIME RATE ADVANCES" shall mean Advances that bear interest at rates based upon the Prime Rate.

                   "REDUCTION DATES" shall mean each of the following dates:

                   December 31, 1998, 1999, 2000, 2001, 2002
                   March 31, 1999, 2000, 2001, 2002, 2003
                   June 30, 1999, 2000, 2001, 2002, 2003
                   September 30, 1999, 2000, 2001, 2002, 2003

                   "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

                   "REGULATORY CHANGE" shall mean, with respect to the Lender, any change after the date of this Agreement in United States federal or state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including the Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                   "RESERVE REQUIREMENT" shall mean, for any LIBOR Advance for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency Liabilities" as such term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (g) any category of liabilities which includes deposits by reference to which the Adjusted LIBOR Rate is to be determined or (h) any category of extensions of credit or other assets which include LIBOR Advances.

                   "REVOLVING CREDIT COMMITMENT" shall mean the obligation of the Lender to make Revolving Credit Loans to the Borrower in an aggregate principal amount at any time outstanding up to but not to exceed $20,000,000, from the date of this Agreement through December 30, 1998, reduced automatically without notice by $1,000,000 on each of the successive Reduction Dates thereafter.

                   "REVOLVING CREDIT LOAN" shall mean the single Advance of funds made by the Lender to the Borrower pursuant to Section 2.





CREDIT AGREEMENT - Page 8
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                   "REVOLVING CREDIT NOTE" shall mean the promissory note of
         the Borrower payable to the order of the Lender, in substantially the form of Exhibit "D" hereto, and all extensions, renewals and modifications thereof and substitutions therefor.

                   "SECURITY CODE" shall mean a code furnished by the Lender to the Borrower, pursuant to Section 4.2 hereof, which an Authorized Officer of the Borrower must deliver to the Lender upon making a telephonic Loan request.

                   "SUBORDINATED DEBT" shall mean all unsecured Debt, the payment of which has been subordinated in writing, in form and substance satisfactory to the Lender.

                   "SUBSIDIARIES" shall mean any entity of which more than fifty percent (50%) of the outstanding voting securities shall, as of any applicable date of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower.

                   "TANGIBLE NET WORTH" shall mean, as of any applicable date of determination, the excess of (i) the book value of all assets of Borrower and the Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, purchase allocations to software, copyrights, goodwill, and similar intangible assets) after all appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all as determined on a consolidated basis in accordance with GAAP, less (ii) all Debt of the Borrower and its Subsidiaries which, in accordance with GAAP, would be required to be presented on their consolidated balance sheet at such date.

                   "TERMINATION DATE" shall mean December 3, 2003.

                   "TYPE" shall mean any type of Advance (i.e., Prime Rate Advance, Cost of Funds Advance or LIBOR Advance).

                   "UCC" shall mean the Uniform Commercial Code as in effect in the State of Texas and as amended from time to time.

                   "UNUSED FACILITY FEE" shall mean on an annualized basis, a fee equal to thirty seven and one-half one hundredths of one percent (0.375%) of the difference, if any, between the Revolving Credit Commitment and the daily outstanding principal balance of the Revolving Credit Note for each calendar quarter, to be paid within ten
         (10) days after presentment of each such computation thereof by the Lender.

         1.2. Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP. All accounting terms and calculations herein with respect to the Borrower and the Subsidiaries shall be made after elimination of all inter-company accounts and transactions among them.





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         1.3.      Singular and Plural.  Where the context herein requires, the singular number shall be deemed to include the plural, and vice versa.

SECTION 2.         REVOLVING CREDIT LOANS

         2.1. Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make one or more Revolving Credit Loans to the Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Revolving Credit Commitment as then in effect; provided, however that the Lender shall not be obligated to make any Revolving Credit Loan which would cause the principal balance of all outstanding Revolving Credit Loans, when added to the face amount of all outstanding (and all drawn and unpaid) Letters of Credit to exceed the Revolving Credit Commitment. Subject to the limitations and the other terms and provisions of this Agreement, the Borrower may from time to time borrow, repay and reborrow hereunder the amount of the Revolving Credit Commitment by means of Prime Rate Advances, Cost of Funds Advances and LIBOR Advances; provided that the Lender shall not have an obligation to make any Revolving Credit Loan on a day which is not a Business Day.

         2.2. Revolving Credit Note. The obligation of the Borrower to repay the Revolving Credit Loans and interest thereon shall be evidenced by the Revolving Credit Note executed by the Borrower, payable to the order of the Lender in the principal amount of the Revolving Credit Commitment as originally in effect and dated of even date herewith. The principal balance of Revolving Credit Note shall in any event, subject to prior acceleration, be payable in full on the Termination Date. Interest on the Revolving Credit Loans shall be payable in accordance with Section 4.1. The Borrower shall pay to the Lender the amount by which the unpaid principal balance of the Revolving Credit Loans exceed the Revolving Credit Commitment, such payment to be made within one Business Day after any such excess occurs.

         2.3. Use of Proceeds. Proceeds of the Revolving Credit Loans shall be used by the Borrower for working capital purposes and for acquisition of companies in accordance with Section 10.3.

SECTION 3.         LETTERS OF CREDIT

         3.1.      Letters of Credit.

                   (a) The Bank may, in its sole discretion, and upon the request of Borrower from time to time, issue or cause to be issued for the Borrower's account commercial or standby Letters of Credit. Without intending to limit the Bank's discretion with respect to Letters of Credit, the Bank will not issue or cause to be issued any Letter of Credit if: (a) the maximum face amount of the requested Letter of Credit, plus





CREDIT AGREEMENT - Page 10
         the amount of any drawn and unpaid Letters of Credit, plus the aggregate undrawn face amount of all outstanding Letters of Credit would exceed Two Million Dollars ($2,000,000); or (b) the maximum face amount of the requested Letter of credit, plus the amount of any drawn and unpaid Letters of Credit, plus the aggregate principal amount of outstanding Revolving Loans, would exceed $20,000,000 at such time. The Letters of Credit shall be governed by such Letter of Credit applications and agreements as the Bank may require. All payments made under any Letter of Credit and any related agreements shall be paid in accordance with any reimbursement agreement which the Bank and the Borrower may have executed, or, if not timely paid pursuant to any such reimbursement agreement, all such amounts, at the sole discretion of the Bank, be charged to the Borrower's Loan account as Revolving Loans.

SECTION 4.         GENERAL - ALL LOANS

         4.1. Interest. The unpaid principal amount of the Advances shall bear interest prior to maturity at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the Applicable Rate. If at any time the Applicable Rate for any Advance shall exceed the Maximum Legal Rate, thereby causing the interest accruing on such Advance to be limited to the Maximum Legal Rate, then any subsequent reduction in the Applicable Rate for such Advance shall not reduce the rate of interest on such Advance below the Maximum Legal Rate until the aggregate amount of interest accrued on such Advance equals the aggregate amount of interest which would have accrued on such Advance if the Applicable Rate had at all times been in effect. Accrued and unpaid interest on the Advances shall be due and payable as follows:

                   (a) in the case of Prime Rate Advances, (i) for the Revolving Credit Note, on the first day of each month commencing ____________, 1996 and continuing on the same day of each successive month thereafter up to and including maturity, whether by acceleration or otherwise;

                   (b) in the case of each LIBOR Advance or Cost of Funds Advance, monthly, on the first day of each month of each Interest Period and on the last day of the Interest Period with respect thereto, unless sooner accelerated, and then upon the accelerated maturity;

                   (c) upon the payment or prepayment of any Advance or the Conversion of any Advance to an Advance of another Type (but only on the principal amount so paid, prepaid, or Converted); and

                   (d)         on the Termination Date.

Notwithstanding the foregoing, any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.





CREDIT AGREEMENT - Page 11
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         4.2.      Borrowing Procedure.

                   (a) The Borrower shall give the Lender notice by means of an Advance Request Form of each requested Advance at least one (1) Business Day before the requested date of each LIBOR Advance or Cost of Funds Advance, or, no later than the date of any requested Prime Rate Advance, in each case specifying: (a) the requested date of such Advance (which shall be a Business Day), (b) the amount of such Advance, (c) the Type of the Advance, and (d) in the case of a LIBOR Advance or Cost of Funds Advance, the duration of the Interest Period for such Advance. The Lender at its option may accept telephonic Advance requests by an Authorized Officer who provides the Lender with the Security Code, provided that such acceptance shall not constitute a waiver of the Lender's right to delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for an Advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to the Lender. Each LIBOR or Cost of Funds Advance shall be in a minimum principal amount of $500,000 and each Prime Rate Advance shall be in a minimum principal amount of $100,000. Subject to the terms and conditions of this Agreement, each Advance shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained with the Lender at the principal office designated by the Borrower. All notices under this Section shall be irrevocable and shall be given not later than 2:00 P.M. Dallas, Texas time on the day which is not less than the number of Business Days specified above for such notice.

                   (b) Within the limitations set forth above, and upon such terms and conditions as the Borrower and the Lender may agree from time to time, the Lender will, at the request of the Borrower, make Revolving Loans denominated in Deutsche Marks, up to the equivalent (in the aggregate as to all such outstanding denominated Loans) of U.S. $1,500,000. Such Loans must be repaid in Deutsche Marks at the office designated by the Lender. The Borrower will immediately reimburse the Lender for any loss of yield and foreign exchange losses (and will pay such prepayment penalty as the Lender establishes) for any prepayment of such Deutsche Mark Loans paid prior to stated maturity.

         4.3. Conversions and Continuations. The Borrower shall have the right from time to time to Convert all or part of one Type of Advance outstanding under any Note into another Type of Advance or to Continue all or part of any LIBOR Advance or Cost of Funds Advance by giving the Lender written notice at least one (1) Business Day before Conversion into a Prime Rate Advance, and at least one (1) Business Day before Conversion into or Continuation of a LIBOR Advance or a Cost of Funds Advance, specifying: (a) the Conversion or Continuation date, (b) the amount of the Advance to be Converted or Continued, (c) in the case of Conversions, the Type of Advance to be Converted into, and (d) in the case of a Continuation of or Conversion into a LIBOR Advance or a Cost of Funds Advance, the duration of the Interest Period applicable thereto; provided, that (a) LIBOR Advances or a Cost of Funds Advance may only be Converted on the last day of the Interest Period, and (b) except





CREDIT AGREEMENT - Page 12
for Conversions to Prime Rate Advances, no Conversions shall be made while an Event of Default has occurred and is continuing. All notices given under this Section shall be irrevocable and shall be given not later than 2:00 P.M. Dallas, Texas time on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Lender the notice as specified above for Continuation or Conversion of a LIBOR Advance or a Cost of Funds Advance prior to the end of the Interest Period with respect thereto, such LIBOR Advance or Cost of Funds Advance shall automatically be Converted into a Prime Rate Advance on the last day of the Interest Period for such LIBOR Advance or Cost of Funds Advance.

         4.4. Payment. All payments of principal, interest, and other amounts to be paid by the Borrower under this Agreement or any other Loan Document shall be paid to the Lender at the address set forth herein for the delivery of notices to the Lender, in U.S. dollars (except as set forth above for Deutsche Mark Loans) in immediately available funds, without setoff or counterclaims, at or before 2:00 p.m. Dallas, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Lender the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply such payment to the Indebtedness in such order and manner as it may elect in its sole discretion). Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment shall be deemed due on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

         4.5. Maximum Legal Rate. The following provisions shall control this Agreement and each Note:

                   (a) No agreements, conditions, provision or stipulations contained in this Agreement or in any other Loan Document, or the occurrence of an Event of Default, or the exercise by the Lender of the right to accelerate the payment of the maturity of principal and interest on any Note, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle the Lender to collect, in any event, interest exceeding the maximum rate of nonusurious interest allowed from time to time by applicable state or federal laws as now or as may hereinafter be in effect (the "MAXIMUM LEGAL RATE") and in no event shall the Borrower be obligated to pay interest exceeding such Maximum Legal Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay a rate of interest exceeding the Maximum Legal Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such Maximum Legal Rate.
         In the event any interest is charged in excess of the Maximum Legal Rate (the "EXCESS"), the Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such





CREDIT AGREEMENT - Page 13

         Excess shall be, first, applied to reduce the principal of any obligations due, and, second, returned to the Borrower, it being the intention of the parties hereto not to enter at any time into an usurious or otherwise illegal relationship. The parties hereto recognize that with fluctuations in the Contract Rate from time to time announced by the Lender such an unintentional result could inadvertently occur. By the execution of this Agreement, the Borrower covenants that (a) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (b) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Lender based, in whole or in part, upon the charging or receiving of any interest in excess of the Maximum Legal Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Lender, all interest at any time contracted for, charged or received by the Lender in connection with the Borrower's obligations shall be amortized, prorated, allocated and spread during the entire term of this Agreement. If at any time the rate of interest payable hereunder shall be computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Contract Rate shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Contract Rate.

                   (b) Unless preempted by federal law, the rate of interest from time to time in effect hereunder shall not exceed the "indicated rate ceiling" from time to time in effect under Chapter 1 of the Texas Credit Code (Vernon's Texas Civil Statutes), Section
         (a)(1), Article 5069-1.04, as amended.

                   (c) The provisions of this Section shall be deemed to be incorporated into every document or communication relating to the Indebtedness which sets forth or prescribes any account, right or claims or alleged account, right or claim of the Lender with respect to the Borrower (or any other obligor in respect of the Indebtedness), whether or not any provision of this Section is referred to therein. All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the obligations asserted by the Lender thereunder, be automatically recomputed by the Borrower or any other obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

                   (d) If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law, as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to the Lender by reason thereof shall be payable upon demand.





CREDIT AGREEMENT - Page 14

                   (e) The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes), Article 5069-15, as amended, are specifically declared by the parties hereto not to be applicable to this Agreement or any other Loan Document or to the transactions contemplated hereby or thereby.

         4.6. Basis of Computation. The amount of all interest payable hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

         4.7.      Prepayments.

                   4.7.1. Mandatory Prepayments. The Borrower shall pay to the Lender as a payment on the Revolving Credit Note the amount required by the last sentence of Section 2.2 whenever an excess of the Loan balance occurs as set forth therein, together with all interest accrued and unpaid on the amount of such excess.

                   4.7.2. Optional Prepayments. The Borrower may, upon same-day notice to the Lender in the case of Prime Rate Advances, and at least one (1) Business Day prior notice to the Lender in the case of LIBOR Advances or Cost of Funds Advances prepay the Advances in whole at any time or from time to time in part without premium or penalty but with accrued interest to the date of prepayment on the amount so prepaid, provided that compensation under Section 5 hereof shall be due if LIBOR Advances or Cost of Funds Advances are prepaid prior to the last day of the Interest Period for such Advances, and each partial prepayment shall be in the principal amount of $500,000 in the case of prepayments of LIBOR Advances or Cost of Funds Advances,and $100,000 in the case of Prime Rate Advances or an integral multiple thereof. All notices under this Section shall be irrevocable and shall be given not later than 2:00 P.M. Dallas, Texas time, on the day which is not less than the number of Business Days specified above for such notice.

         4.8. Early Termination. The Lender, at its sole discretion, may, at any time after ______________, 2001, upon prior written notice to the Borrower given at least ninety (90) days prior to each one-year anniversary of this Note, declare all of the Revolving Credit Note principal balance due and payable in full. All accrued and unpaid interest shall be due and payable one hundred eighty (180) days following the anniversary date that occurs next following the date of such notice from the Lender, and after any such call by the Lender, the Lender shall have no obligation to make any further Advances.

SECTION 5.         YIELD PROTECTION AND ILLEGALITY

         5.1.      Additional Costs.

                   (a) The Borrower shall pay to the Lender from time to time such amounts as the Lender may reasonably determine to be necessary to compensate it for any costs incurred by the Lender which the Lender determines are attributable to its making or maintaining of any LIBOR Advances or Cost of Funds Advances hereunder





CREDIT AGREEMENT - Page 15
         or its obligation to make any of such Advances hereunder, or any reduction in any amount receivable by the Lender hereunder in respect of any such Advances or such obligation (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), in any such event resulting from any Regulatory Change which:

                               (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the
                   Note in respect of any of such Advances (other than taxes imposed on the overall net income of the Lender or its lending office for any of such Advances by the jurisdiction in which the Lender has its principal office or such lending office);

                               (ii)        imposes or modifies any reserve,
                   special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, the Lender (with respect to such Advances); or

                               (iii)       imposes any other condition
                   affecting this Agreement or such Advances or any of such extensions of credit or liabilities or commitments.

         The Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Lender will furnish the Borrower with a certificate setting forth the basis and the amount of each request of the Lender for compensation under this Section. If the Lender requests compensation from the Borrower under this Section, the Borrower may, by notice to the Lender suspend the obligation of the Lender to make or Continue making, or Convert Advances into, Advances of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable).

                   (b) Without limiting the effect of the foregoing provisions of this Section, in the event that, by reason of any Regulatory Change, the Lender either (a) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on LIBOR Advances or Cost of Funds Advances is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender which includes LIBOR Advances or Cost of Funds Advances or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the Borrower the obligation of the Lender to make or Continue making, or Convert Advances into, Advances of such Type hereunder shall be suspended until such





CREDIT AGREEMENT - Page 16

         Regulatory Change ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable).

                   (c) Determinations and allocations by the Lender for purposes of this Section of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

         5.2. Limitation on Types of Advances. Anything herein to the contrary notwithstanding, if with respect to any LIBOR Advances or Cost of Funds Advances for any Interest Period therefor:

                   (a) The Lender reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits, such as are referred to in the definition of "LIBOR Rate" in Section 1.1 hereof, are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for such Advances as provided in this Agreement; or

                   (b) The Lender determines (which determination shall be conclusive) that the relevant rates of interest on the basis of which the rate of interest for such Advances for such Interest Period is to be determined do not accurately reflect the cost to the Lender of making or maintaining such Advances for such Interest Period;

then the Lender shall give the Borrower prompt notice thereof specifying the relevant Type of Advances and the relevant amounts or periods, and so long as such condition remains in effect, the Lender shall be under no obligation to make additional Advances of such Type or to Convert Advances of any other Type into Advances of such Type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Advances of the affected Type, either prepay such Advances or Convert such Advances into another Type of Advance in accordance with the terms of this Agreement.

         5.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender to (a) honor its obligation to make LIBOR Advances or Cost of Funds Advances hereunder or
(b) maintain LIBOR Advances hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender's obligation to make or maintain such Advances and to Convert other types of Advances into such Advances hereunder shall be suspended until such time as the Lender may again make and maintain such Advances (in which case the provisions of Section 5.4 hereof shall be applicable).

         5.4. Substitute Prime Rate Advances. If the obligation of the Lender to make a LIBOR Advance or a Cost of Funds Advance shall be suspended pursuant to Section 5.1, 5.2 or 5.3 hereof (Advances of such Type being herein called "Affected Advances" and such Type being herein called the "Affected Type"), all Advances which would be otherwise made by the





CREDIT AGREEMENT - Page 17

Lender as Advances of the Affected Type shall be made instead as Prime Rate Advances and all Advances which would otherwise be Converted into Advances of the Affected Type shall be converted instead into (or shall remain as) Prime Rate Advances (and, if an event referred to in Section 5.1, 5.2 or 5.3 hereof has occurred and the Lender so requests by notice to the Borrower, all Affected Advances of the Lender then outstanding shall be automatically Converted into Prime Rate Advances on the date specified by the Lender in such notice) and, to the extent that Affected Advances are so made as (or Converted into) Prime Rate Advances, all payments and prepayments of principal which would otherwise be applied to the Lender's Affected Advances shall be applied instead to its Prime Rate Advances.

         5.5. Compensation. The Borrower shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, or expense incurred by it as a result of:

                   (a) Any payment, prepayment or conversion of a LIBOR Advance or a Cost of Funds Advance for any reason (including, without limitation, the acceleration of outstanding Advances pursuant to this Agreement) on a date other than the last day of an Interest Period for such Advance; or

                   (b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in this Agreement to be satisfied) to borrow, Convert, or prepay any such Type of Advance on the date for such borrowing, Conversion, or prepayment, specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or Converted or not borrowed for the period from the date of such payment, Conversion, or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Advance provided for herein, less the applicable margin, over (ii) the interest component of the amount the Lender would have bid in the London interbank market (if such Advance is a LIBOR Advance) for Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.


SECTION 6.         SECURITY

         6.1. Setoff. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against any Indebtedness then due in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower. The rights and remedies of the Lender





CREDIT AGREEMENT - Page 18
hereunder are in addition to other rights and remedies (including, without limitation, other rights or setoff) which the Lender may have.

SECTION 7.         CONDITIONS PRECEDENT TO OBLIGATIONS OF LENDER

         7.1. Conditions to First Loan. The obligations of the Lender under this Agreement are subject to the occurrence, prior to or on the date of the initial Loan hereunder, of each of the following conditions, any or all of which may be waived in whole or in part by the Lender in writing:

                   7.1.1. Documents Executed and Filed. The Borrower shall have executed (or caused to be executed) and delivered to the Lender and, as appropriate, there shall have been signed for filing with such filing offices as the Lender shall deem appropriate, such documents and instruments as the Lender may require.

                   7.1.2. Certified Resolutions. The Borrower shall have furnished to the Lender a copy of resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the borrowings hereunder, the Notes and all other Loan Documents, which shall have been certified by the Secretary or Assistant Secretary of the Borrower as of the date hereof.

                   7.1.3. Certificate of Good Standing and Other Certificates. The Borrower shall have furnished to the Lender a certificate of good standing, a certificate of existence, and a certified copy of the organizational documents of Borrower, which shall have been certified in each case by the agency issuing the same as of a date reasonably near the date hereof. The Borrower shall also have furnished to the Lender its bylaws.

                   7.1.4. Certificate of Incumbency. The Borrower shall have furnished to the Lender a certificate of the Secretary or Assistant Secretary of the Borrower, certified as of the date hereof, as to the incumbency and signatures of such officers signing this Agreement, the Notes and the other Loan Documents.

                   7.1.5. Payment of Fees. Evidence that the costs and expenses (including reasonable attorneys' fees) incurred by the Lender in connection with the preparation of this Agreement and the other Loan Documents shall have been paid in full by the Borrower.

                   7.1.6. Approval of Lender Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Lender, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.





CREDIT AGREEMENT - Page 19

                   7.1.7. Other Information and Documentation. The Lender shall have received such other information, certificates and executed documents as it shall have reasonably requested.

         7.2. Conditions to All Loans. The obligation of the Lender to make any Loan (including any initial Advance) is subject to the occurrence, prior to or on the requested date of each such Loan, of each of the following conditions, any or all of which may be waived in whole or in part by the Lender in writing:

                   7.2.1. Loan Request. The Lender shall have received a written Advance Request Form, executed by the appropriate officer of the Borrower and timely delivered as required by this Agreement.

                   7.2.2.      No Default.  As of such date:

                               (a) No Default or Event of Default shall have then occurred and be continuing; and

                               (b) Each warranty or representation set forth in Section 8 of this Agreement shall be true and correct.

SECTION 8.         WARRANTIES AND REPRESENTATIONS

         The Borrower represents and warrants to the Lender:

         8.1. Corporate Existence and Power. (a) The Borrower (each entity comprising the Borrower) (i) is a corporation or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its state or country, as the case may be, of organization, (ii) has the corporate power and authority to own its properties and assets and to carry out its business as now being conducted and is qualified to do business and in good standing in every jurisdiction wherein such qualification is necessary and
(iii) has the corporate and partnership power and authority to execute and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver the Note and the other Loan Documents to be executed by each respective entity and to do any and all other things required of it hereunder.

         8.2. Authorization and Approvals. As to the Borrower (each entity comprising the Borrower), the execution, delivery and performance of this Agreement, the borrowing hereunder and the execution and delivery of each of the other Loan Documents contemplated hereby (a) have been duly authorized by all requisite corporate action, (b) do not require registration with or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body, or, if such registration, consent or approval is required, the same has been obtained and disclosed in writing to the Lender, (c) will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or bylaws of the Borrower, any provision of any indenture, agreement or other





CREDIT AGREEMENT - Page 20
instrument to which the Borrower is a party, or by which it or any of its properties or assets are bound, (d) will not be in conflict with, result in a breach of or constitute (with or without notice or passage of time) a default under any indenture, agreement or other instrument, and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its properties or assets other than in favor of the Lender and as contemplated hereby.

         8.3. Valid and Binding Agreement. This Agreement is, and each of the other Loan Documents will be, when delivered, valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms except as limited by insolvency, bankruptcy or similar laws and equitable principles affecting the enforcement of creditors' rights generally.

         8.4.      Actions, Suits or Proceedings.  Except as disclosed on
Schedule 8.4 or otherwise disclosed in writing to the Lender, there are no actions, suits or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau or other administrative agency, pending, or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, or any properties or rights of the Borrower, which, if adversely determined, could materially impair the right of the Borrower to carry on business substantially as now conducted or could have a material adverse effect upon the financial condition of the Borrower.

         8.5. No Liens, Pledges, Mortgages or Security Interests. Except for Permitted Liens, none of the Borrower's assets and properties is subject to any mortgage, pledge, lien, security interest or other encumbrance of any kind or character.

         8.6. Accounting Principles. The Financial Statements have been prepared on a consolidated basis in accordance with GAAP and fairly present the financial condition of the Borrower as of the dates, and the results of its operations for the periods, for which the same are furnished to the Lender. To the best of Borrower's knowledge and belief, the Borrower has no material contingent obligations, liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, the Financial Statements or otherwise disclosed in writing to the Lender.

         8.7. No Adverse Changes. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the latest of the Financial Statements or otherwise disclosed in writing to the Lender.

         8.8. Conditions Precedent. As of the date of each Loan hereunder, all appropriate conditions precedent referred to in this Agreement shall have been satisfied (or waived in writing by the Lender).

         8.9. Taxes. The Borrower has filed by the due date therefor all federal, state and local tax returns and other reports required by law to be filed and which are material to the conduct of their businesses, has paid or caused to be paid all taxes, assessments and other





CREDIT AGREEMENT - Page 21
governmental charges that are shown to be due and payable under such returns, and has made adequate provision for the payment of such taxes, assessments or other governmental charges which have accrued but are not yet payable. The Borrower has no knowledge of any deficiency or assessment in a material amount in connection with any taxes, assessments or other governmental charges not adequately disclosed in the Financial Statements or otherwise disclosed in writing to the Lender.

         8.10. Compliance with Laws. The Borrower has complied with all applicable laws, to the extent that failure to comply would materially interfere with the conduct of its businesses.

         8.11. Material Agreements. Except as disclosed on Schedule 8.11 or otherwise disclosed in writing to the Lender, the Borrower has no Debt or any material contracts or commitments for Debt; to the best knowledge of the Borrower has complied with the provisions of such contracts or commitments; and to the best knowledge of Borrower, no party to such agreements is in default thereunder, nor has there occurred any event which with notice or the passage of time, or both, would constitute such a default.

         8.12. Margin Stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any Loan hereunder will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any other purpose which might violate the provisions of Regulation G, T, U or X of the said Board of Governors. The Borrower does not own any margin stock.

         8.13. Pension Funding. The Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA or any material liability to the PBGC in connection with any employee benefit plan established or maintained by the Borrower and no presently existing reportable event or presently existing prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

         8.14. Misrepresentation. No warranty or representation by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.

         8.15. Loans and Representations. At the time of each Loan request, the Borrower, unless otherwise disclosed to the Lender in writing, shall be deemed to represent and warrant to the Lender, as an inducement to having the Lender make the requested Loan, that as of the date of such Loan request (a) all representations and warranties contained in this Agreement are true and correct in all respects, and (b) no Default or Event of Default exists.





CREDIT AGREEMENT - Page 22

SECTION 9.         AFFIRMATIVE COVENANTS

         From the date hereof until the Indebtedness is paid in full, the Borrower covenants and agrees that as to the Borrower, it will:

         9.1.      Financial and Other Information.

                   9.1.1. Annual Financial Reports. Furnish to the Lender in form satisfactory to the Lender not later than ninety (90) days after the close of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 1996, on a consolidated and consolidating basis, a balance sheet as at the close of each such fiscal year, statements of income and statements of cash flow for each such fiscal year of Borrower and the Subsidiaries, and such other comments and financial details as are usually included in similar reports. Such consolidated reports shall be audited in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrower and acceptable to the Lender and shall contain unqualified opinions as to the fairness of the statements therein contained.

                   9.1.2. Monthly Financial Statements. Furnish to the Lender not later than thirty (30) days after the close of each month (except when the end of a month is also the end of a calendar quarter, in which case 45 days after the end of such month), beginning with reports for the month ending November 30, 1996, financial statements containing the consolidated and consolidating balance sheet of Borrower as of the end of each month, consolidated and consolidating statements of income of Borrower up to the end of each month. These statements shall be prepared on substantially the same accounting basis as the statements required in Section 9.1.1 of this Agreement and shall be in such detail as the Lender may require, and in the case of the quarterly statements, the accuracy of the statements (subject to year-end adjustments) shall be certified by an authorized officer of the Borrower.

                   9.1.3. Quarterly Compliance Certificate. Furnish to the Lender not later than the forty-fifth (45th) day of each month next following the end of each fiscal quarter of the Borrower (beginning September 30, 1996) a certificate, dated as of the end of the month immediately prior to the due date for such Certificate, in a form acceptable to the Lender, evidencing the Borrower's compliance with Sections 9.5, 9.6, 9.7, 9.8 and 9.9 hereof, and an aging of all accounts receivable.

                   9.1.4. Adverse Events. Promptly inform the Lender of the occurrence of any Event of Default or Default, or of any occurrence which has or could reasonably be expected to have a materially adverse effect upon the Borrower's business, properties, financial condition or ability to comply with its obligations hereunder.

                   9.1.5. Management Letters; Securities Reports. Furnish to the Lender, promptly upon receipt thereof, copies of all management letters submitted to the Borrower by independent certified public accountants in connection with any annual or





CREDIT AGREEMENT - Page 23
         interim audit of the books of the Borrower, and promptly, upon filing or distributing the same, all forms 10Q, 10K and shareholder reports.

                   9.1.6. ERISA. Certify to the Lender annually on or about each January 1, that the filings referred to in Section 9.10 have been made.

                   9.1.7. Other Information as Requested. Promptly furnish to the Lender such other information regarding the operations, business affairs and financial condition of the Borrower as the Lender may reasonably request from time to time and permit the Lender, its employees, attorneys and agents, to inspect all of the books, records and properties of the Borrower at any reasonable time.

         9.2. Insurance. Keep its insurable properties adequately insured and maintain (a) insurance against fire and other risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower, (b) necessary worker's compensation insurance, (c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Lender, all of which insurance shall be in such amounts, containing such terms, in such form, for such purposes and written by such companies as may be satisfactory to the Lender in the reasonable exercise of its judgment. All such policies shall contain a provision whereby they may not be canceled except upon thirty days' prior written notice to the Lender. The Borrower will deliver to the Lender, at the Lender's request, evidence satisfactory to the Lender that such insurance has been so procured. If the Borrower fails to maintain satisfactory insurance as herein provided, the Lender shall have the option to do so, and the Borrower agrees to repay the Lender, with interest at three percent (3%) per annum plus the Prime Rate, all amounts so expended by the Lender.

         9.3. Taxes. Pay promptly and within the time that they can be paid without interest or penalty all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon them and their property, except to the extent being contested in good faith and for which adequate reserves have been established on the balance sheet of the Borrower. If the Borrower shall fail to pay such taxes and assessments by their due date, the Lender shall have the option to do so, and the Borrower agrees to repay the Lender, with interest at three percent (3%) per annum plus the Prime Rate, all amounts so expended by the Lender.

         9.4. Maintain Legal Existence and Business. Do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchise and comply with all applicable laws; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchise and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the





CREDIT AGREEMENT - Page 24
business carried on in connection therewith may be properly and advantageously conducted at all times.

         9.5. Tangible Net Worth. Maintain at all times a Tangible Net Worth (plus Subordinated Debt) in an amount not less than $10,000,000.

         9.6. Debt Ratio. Maintain at all times a Debt Ratio of not more than 3.0 to 1.0.

         9.7. Current Ratio. Maintain at all times a Current Ratio of not less than 2.5 to 1.0.

         9.8. Funded Debt-to-Earnings Ratio. Maintain at all times a Funded Debt to Earnings Ratio of not more than 1.75 to 1.0.

         9.9. Net Interest Expense Ratio. Maintain at all times a Net Interest Expense Ratio of at least 4.0 to 1.0.

         9.10. ERISA. (a) At all times meet the minimum funding requirements of ERISA with respect to the Borrower's employee benefit plans subject to such minimum funding requirements; (b) promptly after the Borrower knows or has reason to know (i) of the occurrence of any event which would constitute a reportable event or prohibited transaction under ERISA, or (ii) that the PBGC or the Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Lender a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and (c) deliver to the Lender a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the Borrower, not later than ten (10) days after receipt of a written request from the Lender for such report.

         9.11. Use of Loan Proceeds. Use the proceeds of the Loans hereunder for the purposes set forth herein.

         9.12. New Subsidiary Guarantees. At the time of formation of any Subsidiary of any entity which comprises the Borrower deliver to the Lender a written Guaranty of all Indebtedness.

         9.13.     Unused Facility Fee.  Pay the Unused Facility Fee when due.

SECTION 10.        NEGATIVE COVENANTS

         From the date hereof until the Indebtedness is paid in full, the Borrower and each Guarantor covenants and agrees (on a consolidated basis after giving effect thereto) it will not:

         10.1. Acquisitions. It is agreed that the Borrower may desire to engage in the acquisition of stock and/or assets of other entities from time to time (the "Acquisitions"). Such Acquisitions will be permitted, and Debt may be assumed by the Borrower in connection





CREDIT AGREEMENT - Page 25
therewith, so long as (i) the Acquisition(s) are related to the Borrower's existing lines of business, (ii) no Event of Default exists at the time of such Acquisition(s), (iii) the Acquisition(s) will not cause an Event of Default to occur, (iv) any Debt to any seller must be unsecured, and (v) Acquisitions must be reasonably projected to be accretive to positive earnings within twelve months of closing the Acquisition.

         10.2. Liens and Encumbrances. Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased or acquired under a conditional sales or other title-retaining agreement or lease required to be capitalized under GAAP) upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens.

         10.3. Indebtedness. Incur, create, assume or permit to exist any Debt, except for (a) the Indebtedness, (b) indebtedness subordinated to the prior payment in full of the Indebtedness upon terms and conditions approved in writing by the Lender, (c) existing indebtedness to the extent set forth on schedules to this Agreement, (d) indebtedness meeting the standards of Section 10.1, (e) indebtedness secured by Permitted Liens; (f) up to $5,000,000 (US) in unsecured foreign currency borrowings from other lenders, having maturities, in each case, of less than one year, (g) trade payables incurred in the ordinary course of business, and (h) deferred taxes.

         10.4. Extension of Credit. Make loans, advances or extensions of credit to any Person, except for advances to officers and employees which at any time do not exceed $1,700,000 in the aggregate.

         10.5. Guarantee Obligations. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower in the ordinary course of business for deposit or collection if (as to any of the foregoing) the amount for which the Borrower becomes obligated exceeds $1,000,000 in the aggregate.

         10.6. Subordinate Indebtedness. Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

         10.7. Property Transfer, Merger or Lease-Back. (a) Sell, lease, transfer or otherwise dispose of all or, except as to the sale of Inventory or unneeded Equipment in the ordinary course of business, any material part of its properties and assets (whether in one transaction or in a series of transactions), (b) change its name, consolidate with or merge into any other corporation except in furtherance of any transaction permitted by Section 10.1, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock, or





CREDIT AGREEMENT - Page 26

(c) enter into any sale-leaseback transaction, provided that Borrower and its Subsidiaries may make transfers of assets among themselves so long as the liens and security interests of the Lender in the Collateral at all times remain perfected and in full force and effect.

         10.8. Acquire Securities. Except as provided in Section 10.3, purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person except for investments:

                   (a) in commercial paper, maturing within 270 days after acquisition thereof, which has the highest or second highest credit rating given by either Standard & Poor's Corporation or Moody's Investors Service, Inc.;

                   (b) in obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

                   (c) in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of the Lender, any of the Lender's affiliates, or any national or state bank or trust company which is organized under the laws of the United States of America or any state therein and which has capital, surplus and undivided profits of at least $100,000,000; and

                   (d) in repurchase obligations of any bank or trust company described in the above subsection (c) which relate to the repurchase of obligations described in the above subsection (b).

         10.9. Pension Plans. (a) Allow any fact, condition or event to occur or exist with respect to an employee pension plan which would constitute grounds for termination by the PBGC of any such plan or for the appointment by a United States District Court of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there results a liability of the Borrower to the PBGC which will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

         10.10. Misrepresentations. Furnish the Lender with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

         10.11. Margin Stock. Apply any of the proceeds of the Notes to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.





CREDIT AGREEMENT - Page 27

         10.12.    Compliance with Environmental Laws.  The Borrower will not
(i) use (or permit any tenant to use) any of its real property for the handling, processing, storage, transportation, or disposal of any Hazardous Substance except in all respects in compliance with Environmental Laws, (ii) generate any Hazardous Substance except in all respects in compliance with Environmental Laws, (iii) conduct any activity which is likely to cause a release of any Hazardous Substance in violation of Environmental Law, or (iv) otherwise conduct any activity or use any of its real property or assets in any manner that is likely to violate any Environmental Law.

         10.13. Capitalized Software Cost Limitation. Permit the addition to Capitalized Software Cost at any time to exceed twenty percent (20%) of EBITDA for the immediately preceding four (4) calendar quarters.

SECTION 11.        EVENTS OF DEFAULT - ENFORCEMENT - APPLICATION OF PROCEEDS

         11.1. Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

                   11.1.1. Failure to Pay Monies Due. If any principal of or interest on any of the Indebtedness shall not be paid within one Business Day after becoming due.

                   11.1.2. Misrepresentation. If any warranty or representation of the Borrower in connection with or contained in this Agreement, or if any financial data or other information now or hereafter furnished to the Lender by or on behalf of the Borrower, shall prove to be false or misleading in any material respect.

                   11.1.3. Noncompliance with Lender Agreement. If the Borrower shall fail to perform any of its obligations and covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other Loan Document or any other agreement with the Lender to which it may be a party, and such failure is not remedied within thirty (30) days after the Lender gives notice thereof to the Borrower.

                   11.1.4.     Other Defaults.

                               (a) If the Borrower shall default in the due payment of any of its Indebtedness (other than under the Loan Documents) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such Indebtedness, provided such indebtedness is in an aggregate principal amount of $500,000 or more and such default shall be continued for a period sufficient to permit acceleration of the indebtedness.

                   11.1.5. Business Suspension, Bankruptcy, Etc. If the Borrower shall voluntarily suspend transaction of its business; or if the Borrower shall not pay its debts as they mature or shall make a general assignment for the benefit of creditors; or





CREDIT AGREEMENT - Page 28
         proceedings in bankruptcy, or for reorganization or liquidation of the Borrower, under the Bankruptcy Code or under any other state or federal law for the relief of debtors shall be commenced by the Borrower or shall be commenced against the Borrower and shall not be discharged within thirty (30) days of commencement; or a receiver, trustee or custodian shall be appointed for the Borrower or for any substantial portion of its respective properties or assets.

                   11.1.6. Inadequate Funding or Termination of Employee/Benefit Plan(s). If the Borrower shall fail by $25,000 or more to meets its minimum funding requirements under ERISA (after giving effect to any valid waiver of such requirements) with respect to any employee benefit plan established or maintained by the Borrower, or if any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower (or any subsidiary) to the PBGC of $25,000 or more.

                   11.1.7. Occurrence of Certain Reportable Events. If there shall occur, with respect to any pension plan maintained by the Borrower, any reportable event (within the meaning of section 4043(b) of ERISA) which the Lender shall determine in good faith constitutes a ground for the termination by the PBGC of any such plan, and if such event continues for 60 days after the Lender gives written notice to the Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of the Lender, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

         11.2. Acceleration of Indebtedness. Upon the occurrence of any of the Events of Default described in Section 11.1, the Lender may discontinue Advances and/or all Indebtedness may be declared due and payable in full forthwith at the option of the Lender without presentation, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived. Unless all of the Indebtedness is then fully paid, the Lender shall have and may setoff against the Indebtedness any amount owing by the Lender to the Borrower.

         11.3. Application of Proceeds. The proceeds of any setoff authorized by this Agreement shall be applied by the Lender, first upon all reasonable expenses of collection and all reasonable attorneys' fees and legal expenses incurred by the Lender; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal; and the surplus, if any, shall be paid over to the Borrower or to such other Person or Persons as may be entitled thereto under applicable law. The Borrower shall remain liable for any deficiency, which the Borrower shall pay to the Lender immediately upon demand.

         11.4. Cumulative Remedies. The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor should it be construed, to preclude the Lender from pursuing any other remedy for the recovery





CREDIT AGREEMENT - Page 29
of any other sum to which the Lender may be or become entitled for the breach of this Agreement by the Borrower.

SECTION 12.        MISCELLANEOUS

         12.1. Independent Rights. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise thereof, shall preclude other or further exercise of the rights of the parties to this Agreement.

         12.2. Covenant Independence. Each covenant in this Agreement shall be deemed to be independent of any other covenant, and an exception in one covenant shall not create an exception in another covenant.

         12.3. Waivers and Amendments. No forbearance on the part of the Lender in enforcing any of its rights under this Agreement, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Borrower hereunder, shall constitute a waiver of any of the terms of this Agreement or of any such right. No Default or Event of Default shall be waived by the Lender except in writing signed and delivered by an officer of the Lender, and no waiver of any Default or Event of Default shall operate as a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion. No other amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note or other documents contemplated hereby shall be effective unless the same shall be in writing and signed and delivered by an officer of the Lender.

         12.4. GOVERNING LAW. THIS AGREEMENT, AND EACH AND EVERY TERM AND PROVISION HEREOF, SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF TEXAS. IF ANY PROVISIONS OF THIS AGREEMENT SHALL FOR ANY REASON BE HELD INVALID OR UNENFORCEABLE, SUCH INVALIDITY OR UNENFORCEABILITY SHALL NOT AFFECT ANY OTHER PROVISION HEREOF, BUT THIS AGREEMENT SHALL BE CONSTRUED AS IF SUCH INVALID OR UNENFORCEABLE PROVISION HAD NEVER BEEN CONTAINED HEREIN.

         12.5. Survival of Warranties, Etc. All of the Borrower's covenants, agreements, representations and warranties made in connection with this Agreement and any document contemplated hereby shall survive the making of Advances and the delivery of the Notes hereunder and shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender. All statements contained in any certificate or other document delivered to the Lender at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower in connection with this Agreement.

         12.6. Attorneys' Fees. The Borrower agrees that it will pay all reasonable costs and expenses of the Lender in connection with the enforcement of the Lender's rights and remedies





CREDIT AGREEMENT - Page 30
under this Agreement and in connection with the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement.

         12.7. Payments on Saturdays, Etc. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a Saturday, Sunday or any other day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension, if any, shall be included in computing interest in connection with such payment.

         12.8. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, the Borrower may not assign or transfer any rights or obligations hereunder without the prior written consent of the Lender.

         12.9. Maintenance of Records. The Borrower will keep all of its respective records concerning the Collateral and the Equipment at its principal place of business. The Borrower will give the Lender prompt written notice of any change in its respective principal place of business, or in the location of said records.

         12.10. Notices. All notices and communications provided for herein or in any document contemplated hereby or required by law to be given shall be effective when received or, upon sending by registered or certified mail, postage prepaid, addressed as follows: (a) If to the Borrower, to: Leland Grubb, Jr., 5215 North O'Connor, Suite 2500, Irving, Texas 75039, and (b) If to the Lender, to: 8828 Stemmons Freeway, Suite 441, Dallas, Texas 75247, Attn:
David Terry, or to such other address as a party shall have designated to the other in writing.

         12.11. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures were upon the same instrument.

         12.12. Headings. Article and section headings in this Agreement are included for the convenience of reference only and shall not constitute a part of this Agreement for any purpose.

         12.13. INDEMNIFICATION. THE BORROWER HEREBY COVENANTS AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, THE FEES AND OUT-OF-POCKET EXPENSES OF COUNSEL) WHICH MAY BE INCURRED BY OR ASSERTED AGAINST THE LENDER OR ANY SUCH OTHER INDIVIDUAL OR ENTITY IN CONNECTION WITH:

                   (a) ANY INVESTIGATION, ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT, THE NOTES, OR ANY OTHER DOCUMENTS OR AGREEMENTS RELATING





CREDIT AGREEMENT - Page 31

         TO THE LOANS, OR ANY ACT OR OMISSION RELATING TO ANY OF THE FOREGOING;

                   (b)         ANY TAXES (OTHER THAN FEDERAL OR STATE INCOME
         TAXES); OR

                   (c) THE CORRECTNESS, VALIDITY OR GENUINENESS OF ANY INSTRUMENTS OR DOCUMENTS THAT MAY BE RELEASED OR ENDORSED TO BORROWER BY THE LENDER (WHICH SHALL AUTOMATICALLY BE DEEMED TO BE WITHOUT RECOURSE TO THE LENDER IN ANY EVENT), OR THE EXISTENCE, CHARACTER, QUANTITY, QUALITY, CONDITION, VALUE OR DELIVERY OF ANY GOODS PURPORTING TO BE REPRESENTED BY ANY SUCH DOCUMENTS.

         12.14. NO ORAL AGREEMENTS. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENT THE FINAL AGREEMENTS BETWEEN THE LENDER AND THE BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE LENDER AND THE BORROWER.

         12.15. Gender. Throughout this Agreement, the masculine shall include the feminine and vice versa and the singular shall include the plural and vice versa, unless the context of this Agreement indicates otherwise.

         12.16. Severability of Provisions. Any provision of this Agreement, the Notes or any other documents relating thereto that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, such Notes or such other documents or affecting the validity or enforceability of such provision in any other jurisdiction.

         12.17. Assignment. The Lender shall have the absolute and unrestricted right to sell, assign, transfer, or grant participation in, all or any portion of the Loans, guaranties or other security relating thereto without the consent of the Borrower to any federal or state agency, or to any bank affiliate of the Bank, or, with the Borrower's consent (which shall not be unreasonably withheld and shall not be required during the existence of an Event of Default), to any commercial bank or to any other financial institution or holding company of any of the foregoing; provided, however, no such action on the part of the Lender shall have the effect of changing any of the Borrower's obligations hereunder without the respective written consent or the Borrower.

         12.18. Waiver of Jury Trial. The Borrower and the Lender hereby irrevocably waive the right to trial by jury with respect to any and all actions or proceedings at any time in which Borrower and Lender are parties arising out of this Agreement.





CREDIT AGREEMENT - Page 32

         12.19. Survival of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement shall remain in full force and effect until such time as all Indebtedness is paid in full.

         IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                   BORROWER:

                                   THOMAS GROUP, INC.


                                   By:
                                       ----------------------------------------
                                       Name:  Philip R. Thomas
                                       Title: Chairman of the Board

GUARANTORS:

The undersigned Guarantors execute this Agreement for the limited purpose of acknowledging their respective guarantees of the Indebtedness and to agree that all provisions of Section 8 and Section 9 of the Agreement shall apply to each of them, as well as to the Borrower:

                                   THOMAS GROUP ACQUISITION CORP.,
                                   a Delaware corporation


                                   By:
                                       ----------------------------------------
                                       Name:  Philip R. Thomas
                                       Title: Chairman of the Board


                                   THOMAS GROUP OF LOUISIANA, INC.,
                                   a Delaware corporation


                                   By:
                                       ----------------------------------------
                                       Name:  Philip R. Thomas
                                       Title: Chairman of the Board





CREDIT AGREEMENT - Page 33

                                   THOMAS GROUP (SWITZERLAND) GMBH,
                                   a Swiss corporation


                                   By:
                                       ----------------------------------------
                                       Name:   Philip R. Thomas
                                       Title:  Managing Director


                                   THOMAS GROUP GMBH,
                                   a German corporation


                                   By:
                                       ----------------------------------------
                                       Name:   Philip R. Thomas
                                       Title:  Managing Director



                                   BERMAC COMMUNICATIONS, INC.,
                                   a Delaware corporation


                                   By:
                                       ----------------------------------------
                                       Name:   Philip R. Thomas
                                       Title:  Chairman of the Board


                                   THOMAS GROUP ASIA PRIVATE LIMITED,
                                   a Singapore corporation


                                   By:
                                       ----------------------------------------
                                       Name:   Philip R. Thomas
                                       Title:  Director


                                   LENDER:

                                   COMERICA BANK-TEXAS


                                   By:
                                       ----------------------------------------
                                       Name:   David Terry
                                       Title:  Assistant Vice President





CREDIT AGREEMENT - Page 34